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EXHIBIT 99.1      PRESS RELEASE







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PRESS RELEASE
VIRGINIA CAPITAL BANCSHARES, INC.
                                                                        CONTACT:
                                                                 Peggy J. Newman
                                         Executive Vice President, Treasurer and
                                                                       Secretary
                                               Virginia Capital Bancshares, Inc.
                                                                  (540) 899-5500

                        VIRGINIA CAPITAL BANCSHARES, INC.
                           TO REPURCHASE COMMON STOCK

      Fredericksburg, Virginia, August 27, 1999 -- Virginia Capital Bancshares, Inc. (NASDAQ; VCAP), the holding company for Fredericksburg Savings Bank, Fredericksburg, Virginia, has announced that it has received regulatory clearance to purchase up to 570,240 shares of its common stock.

      Samuel C. Harding, President of Virginia Capital Bancshares, Inc. said that the Company has been authorized by its Board of Directors to repurchase up to 5% of the Company's 11,404,800 outstanding shares during the next six months.

      Mr. Harding commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on August 26, 1999 was at approximately 99.7 percent of its tangible book value at $16.375 per share (as of June 30, 1999). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      Virginia Capital Bancshares, Inc. completed its initial public offering of common stock in connection with the conversion of Fredericksburg Savings and Loan Association, F.A. from a federally chartered mutual savings and loan association to a federally chartered stock savings bank, on December 23, 1998. In the conversion, Virginia Capital Bancshares, Inc. sold 10,560,000 shares at $10.00 per share, raising 105,600,000 in gross proceeds.

      Fredericksburg Savings Bank is headquartered in Fredericksburg, Virginia, and operates through its four banking offices located in the city of Fredericksburg and Stafford and Spotsylvania Counties in Virginia.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.